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                                                                    EXHIBIT 23.1

INDEPENDENT AUDITORS' CONSENT

     We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to Registration Statement No. 33-52907 of Atlanta Gas Light Company on Form S-8 of our reports dated November 27, 1995 (which express an unqualified opinion and include an explanatory paragraph as to the change in methods of accounting for postretirement benefits other than pensions and for income taxes) and May 31, 1995 appearing in and incorporated by reference in the Annual Report on Form 10-K of Atlanta Gas Light Company for the year ended September 30, 1995 and appearing in the Annual Report on Form 11-K of the Atlanta Gas Light Company Retirement Saving Plus Plan for the year ended December 31, 1994, respectively.


DELOITTE & TOUCHE LLP
Atlanta, Georgia
December 22, 1995